Exhibit 99.1

HANCOCK FABRICS REPORTS 2ND QUARTER AND FIRST HALF 2014 OPERATING RESULTS

BALDWYN, MS, September 9, 2014 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its second quarter ended July 26, 2014 and first half of fiscal 2014.

Financial results for the second quarter include:

●

Net sales for the quarter were $59.3 million compared to $59.1 million for second quarter of last year, and comparable store sales increased 0.9% following a 1.7% decrease for the same period of the prior year, which represents a 260 basis point improvement.

●	Gross profit for the second quarter declined by 30 basis points to 44.6% as compared to 44.9% for the second quarter of the prior year.

●

Selling, general and administrative expenses for the quarter, including depreciation and amortization, increased by $560,000 or 80 basis points as a percentage of sales from the same period of the prior year and primarily related to an increase in health benefit related costs and professional fees.

●	Operating loss for the quarter was $1.9 million compared to a loss of $1.3 million in the second quarter last year and primarily driven by health benefit related costs and professional fees

●

EBITDA, a non-GAAP measure, which is defined as earnings (loss) before interest, taxes, depreciation and amortization was a loss of $685,000 for the quarter compared to a loss of $63,000 for the same period last year.

●	Net loss was $3.3 million, or $0.16 per basic share, in the second quarter of fiscal 2014 compared to a net loss of $2.6 million, or $0.13 per basic share in the second quarter of fiscal 2013.

●

At quarter end, the Company had outstanding borrowings under its revolving line of credit of $67.0 million, a term loan balance of $15.0 million and outstanding letters of credit of $6.4 million. Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $10.5 million. The balance of the Company’s subordinated debt was $8.2 million at quarter end.

First half financial results include:

●

Net sales for the first half of fiscal 2014 were $122.3 million compared to $122.9 million in the first half of last year, and comparable store sales declined by 0.1. Excluding the estimated weather impact from the first quarter of 2014, comparable store sales for the first half of 2014 would be a positive 1.40%.

●

Gross profit for the first half of fiscal 2014 declined by 30 basis points to 44.9% as compared to 45.2% for the prior year. Excluding the fluctuations in the freight capitalization from both years, the gross profit remained flat after a 340 basis point improvement in the prior year.

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●

Selling, general and administrative expenses for the first half of fiscal 2014 including depreciation and amortization, increased by $392,000 or 50 basis points to 45.7% of sales from 45.2% of sales in the same period of the prior year. This was primarily driven by increased depreciation from investments in stores and the new website as well as increased professional fees.

●	Operating loss for the first half of fiscal 2014 was $1.0 million compared to operating income of $32,000 for the first half of the previous year.

●	EBITDA for the first half of fiscal 2014 was $1.4 million compared to $2.4 million for the first half of last year.

●	Net loss was $3.8 million, or $0.18 per basic share, in the first half of fiscal 2014, compared to a net loss of $3.1 million, or $0.15 per basic share in the first half of fiscal 2013.

Steve Morgan, President and Chief Executive Officer commented, “We were able to achieve positive comp sales in the second quarter, typically our lowest sales period and maintain most of the 340 basis point gross profit improvement from the first half of the prior year. Expenses were a challenge in the second quarter as we incurred an unusual amount of health benefit related costs and expenses related to the going private transaction, which was subsequently withdrawn. However, in the event we pursue going private in the future, we will be able to leverage a good portion of the expenses already incurred. Depreciation also increased from our investments in the newly redesigned web site and the relocation of stores into our new format; however these investments are increasingly driving comp sales and operating income. As with most retailers, our first half sales and margin results were negatively impacted by the unusually bad weather early in the year but that is now behind us and we see good opportunity going forward. ”

Morgan continued, “As we move into the back half of the year we will continue to focus on maintaining the large margin gains from the prior year. We will accelerate our focus on expense management to recoup the significant one-time expenses from the second quarter and look to keep decreasing expenses going forward. ”

Store Openings, Closings and Remodels

During the second quarter, the Company opened one new location and closed one store where we chose not to stay in the market. In the first half of fiscal 2014, one store was opened, three units closed and two units relocated ending the quarter with 260 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 260 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:

James B. Brown

Executive Vice President and

Chief Financial Officer

662.365.6112

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Forward-looking Statements

Statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to the following: our business and operating results may be adversely affected by the general economic conditions and the ongoing slow economic recovery; intense competition and adverse discounting actions taken by competitors, which could have a material effect on our operations; our merchandising initiatives and marketing emphasis may not provide expected results; changes in customer demands and failure to manage inventory effectively could adversely affect our operating results; our inability to effectively implement our growth strategy and access funds for future growth may have an adverse effect on sales growth; our ability to attract and retain skilled people is important to our success; we have significant indebtedness and interest rate increases could negatively impact profitability; our business is dependent on the ability to successfully access funds through capital markets and financial institutions and any inability to access funds may limit our ability to execute our business plan and restrict operations we rely on for future growth; significant changes in discount rates, mortality rates, actual investment return on pension assets, changes in consumer demand or purchase patterns and other factors could affect our earnings, equity, and pension contributions in future periods; business matters encountered by our suppliers may adversely impact our ability to meet our customers’ needs; tightening of purchase terms by suppliers and their factories may have a negative impact on our business; we are vulnerable to risks associated with obtaining merchandise from foreign suppliers; transportation industry challenges and rising fuel costs may negatively impact our operating results; delays or interruptions in the flow of merchandise between our suppliers and/or our distribution center and our stores could adversely impact our operating results; changes in the labor market and in federal, state, or local regulations could have a negative impact on our business; taxing authorities could disagree with our tax treatment of certain deductions or transactions, resulting in unexpected tax assessments; our current cash resources might not be sufficient to meet our expected near-term cash needs; a disruption in our information systems would negatively impact our business; a failure to adequately maintain the security of confidential information could have an adverse effect on our business; failure to comply with various laws and regulations as well as litigation developments could adversely affect our business operations and financial performance; we may not be able to maintain or negotiate favorable lease terms for our retail stores; changes in accounting principles may have a negative impact on our reported results; our results may be adversely affected by serious disruptions or catastrophic events, including geo-political events and weather; changes in newspaper subscription rates may result in reduced exposure to our circular advertisement; the proposed going private transaction may not necessarily result in the anticipated cost savings and benefits; unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, results of operations, cash flow and financial condition; new regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers; there are risks associated with our common stock trading on the OTC Markets, formerly known as the “Pink Sheets”; our stock price has been volatile and could decrease in value; future sales of our common stock could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which could result in a decline in the trading price of shares of our common stock; we do not expect to pay cash dividends on shares of our common stock for the foreseeable future and other risks and uncertainties discussed in the Company’s Securities and Exchange Commission (“SEC”) filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 25, 2014 and the Company’s other reports with the SEC. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	July 26,	July 27,
(in thousands, except for share amounts)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$2,373	$2,163
Receivables, less allowance for doubtful accounts	3,770	3,693
Inventories, net	113,883	108,174
Prepaid expenses	2,767	2,902
Total current assets	122,793	116,932

Property and equipment, net	33,283	33,099
Goodwill	2,880	2,880
Other assets	1,964	2,500
Total assets	$160,920	$155,411

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable	$20,689	$23,358
Accrued liabilities	13,017	13,488
Total current liabilities	33,706	36,846

Long-term debt obligations, net	90,226	75,041
Capital lease obligations	2,506	2,697
Postretirement benefits other than pensions	2,817	2,375
Pension and SERP liabilities	26,296	33,031
Other liabilities	5,440	5,484
Total liabilities	160,991	155,474

Commitments and contingencies
Shareholders' equity (deficit):
Common stock, $.01 par value; 80,000,000 shares authorized; 35,034,848 and 34,926,325 issued and 21,556,541 and 21,488,940 outstanding, respectively	350	350
Additional paid-in capital	91,706	90,996
Retained earnings	90,712	93,333
Treasury stock, at cost, 13,478,307 and 13,437,385 shares held, respectively	(153,796)	(153,755)
Accumulated other comprehensive loss	(29,043)	(30,987)
Total shareholders' equity (deficit)	(71)	(63)
Total liabilities and shareholders' equity (deficit)	$160,920	$155,411

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HANCOCK FABRICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)	(unaudited)
	Thirteen Weeks Ended
	July 26,	% of	July 27,	% of
	2014	net sales	2013	net sales

Net sales	$59,317	100.0%	$59,134	100.0%
Cost of goods sold	32,838	55.4	32,593	55.1
Gross profit	26,479	44.6	26,541	44.9
Selling, general and administrative expenses	27,369	46.1	26,911	45.5
Depreciation and amortization	989	1.7	887	1.5
Operating loss	(1,879)	(3.2)	(1,257)	(2.1)
Interest expense, net	1,442	2.4	1,369	2.3
Loss before income taxes	(3,321)	(5.6)	(2,626)	(4.4)
Income taxes	-	-	-	-
Net loss	$(3,321)	(5.6)%	$(2,626)	(4.4)%
Basic and diluted loss per share:
Net loss	$(0.16)		$(0.13)
Weighted average shares outstanding:
Basic and diluted	20,913		20,466

	Twenty-six Weeks Ended
	July 26,	% of	July 27,	% of
	2014	net sales	2013	net sales

Net sales	$122,311	100.0%	$122,875	100.0%
Cost of goods sold	67,397	55.1	67,357	54.8
Gross profit	54,914	44.9	55,518	45.2
Selling, general and administrative expenses	53,929	44.1	53,710	43.7
Depreciation and amortization	1,949	1.6	1,776	1.5
Operating income (loss)	(964)	(0.8)	32	0.0
Interest expense, net	2,808	2.3	3,125	2.5
Loss before income taxes	(3,772)	(3.1)	(3,093)	(2.5)
Income taxes	-	-	-	-
Net loss	$(3,772)	(3.1)%	$(3,093)	(2.5)%
Basic and diluted loss per share:
Net loss	$(0.18)		$(0.15)
Weighted average shares outstanding:
Basic and diluted	20,897		20,453

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Earnings (Loss) before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines EBITDA as earnings (loss) before interest, income taxes, depreciation and amortization. The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income (loss), as an indicator of operating performance, or net cash (used in) provided by operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA excludes certain financial information compared with net income (loss) and net cash (used in) provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net loss and net cash used in operating activities.

Hancock Fabrics, Inc.

Reconciliation of EBITDA

(unaudited)	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 26,	July 27,	July 26,	July 27,
(in thousands)	2014	2013	2014	2013

Net cash used in operating activities	$(6,335)	$(4,798)	$(8,528)	$(5,308)
Depreciation and amortization, including cost of goods sold	(1,194)	(1,194)	(2,365)	(2,389)
Amortization of deferred loan costs	(178)	(177)	(356)	(361)
Amortization of bond discount	-	-	-	(379)
Stock-based compensation	(172)	(117)	(345)	(276)
Inventory valuation reserve	(303)	(311)	(124)	(576)
Other	(90)	(95)	(103)	(114)
Changes in assets and liabilities	4,951	4,066	8,049	6,310

Net loss	(3,321)	(2,626)	(3,772)	(3,093)
Interest expense, net	1,442	1,369	2,808	3,125
Depreciation and amortization, including cost of goods sold	1,194	1,194	2,365	2,389

EBITDA	$(685)	$(63)	$1,401	$2,421

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